Exhibit 23.10

Consent of Independent Accountants

The Board of Directors

Apple REIT Seven, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Seven, Inc.:

(1)	the use of our report dated February 20, 2006 with respect to the balance sheets of Briggs Renewal Limited Partnership as of December 31, 2005 and 2004, and the related statements of operations, changes in partners’ equity and cash flows for the years then ended

(2)	the reference to our firm as “experts” in such Post-Effective Amendment.

/s/ Pailet, Meunier and LeBlanc, L.L.P.

Metairie, Louisiana

January 26, 2007